EXHIBIT 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS ANNOUNCES 2006 FOURTH QUARTER AND FULL YEAR RESULTS

Philadelphia, PA – January 31, 2007.   Crown Holdings, Inc. (NYSE: CCK), today announced its financial results for the fourth quarter and year ended December 31, 2006. During the year, the Company sold its remaining North American and European plastics businesses and all related Statement of Operations data have been reclassified to discontinued operations.

Fourth Quarter Results

Net sales in the fourth quarter rose to $1,676 million, a 6.4% increase over $1,575 million in the fourth quarter of 2005. The increase in sales was primarily attributable to stronger sales unit volumes and the pass-through of higher raw material costs.

Fourth quarter gross profit increased 5.7% to $204 million over $193 million in the 2005 fourth quarter. As a percentage of net sales, gross profit was 12.2% in the fourth quarter compared to 12.3% in the same quarter last year. The decline in percentage margin was attributable to the impact of higher raw material costs partially offset by stronger sales unit volumes, increased operating efficiencies and productivity gains.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) grew 11.1% to $120 million in the fourth quarter, up $12 million over $108 million in the 2005 fourth quarter. Segment income as a percentage of net sales was 7.2% in the fourth quarter of 2006 compared to 6.9% in the fourth quarter of 2005. A reconciliation of segment income from gross profit is provided as a note to the attached unaudited Consolidated Statements of Operations.

Commenting on the results, John W. Conway, Chairman and Chief Executive Officer, stated, “I am extremely pleased to report that we generated greater segment income and cash flow from operating activities in the fourth quarter and the year than in the same periods for 2005. It is important to note that this was accomplished by a combination of organic growth in sales from our geographically diverse business portfolio, improved productivity and effective cost containment. In doing so, we overcame volume fluctuations in our Americas Beverage segment and significantly higher input costs. Looking ahead, we expect to build on this positive momentum and further our goals of growing sales and income, improving operations, maximizing cash flow, paying down debt and repurchasing shares.”

Interest expense in the fourth quarter was $76 million compared to $78 million in the fourth quarter of 2005. The decrease reflects the impact of lower average debt outstanding compared to the prior year fourth quarter.

Net income from continuing operations in the fourth quarter improved to $173 million, or $1.04 per diluted share, compared to a net loss from continuing operations of $402 million, or $2.42 per diluted share, in the fourth quarter of 2005.

Included within net income from continuing operations in the fourth quarter of 2006, the Company recorded a net gain of $146 million, or $0.88 per diluted share, reflecting a $51 million gain on sale of assets and a $121 million gain related to the reversal of a tax balance in comprehensive income partially offset by a $10 million charge for asbestos, a $14 million charge related to the remeasurement of foreign currency exposures and a $2 million impairment charge in the Company’s plastic bottle joint venture, as further discussed below. In the 2005 fourth quarter, the Company recorded a net charge of $403 million, or $2.42 per diluted share, for the loss on early extinguishments of debt, provisions for asbestos and restructuring, the loss on sale of assets and the remeasurement of foreign currency exposures in Europe partially offset by tax adjustments.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Other Fourth Quarter Activity

The Company recorded a charge in the fourth quarter of $10 million ($10 million, net of tax, or $0.06 per diluted share) to increase its asbestos litigation reserve. The Company estimates that its asbestos liability for pending and future asbestos claims will range between $198 million and $247 million. At December 31, 2005, the reported range was $214 million to $272 million. After the $10 million charge, the Company’s recorded liability at December 31, 2006 was $198 million compared to $214 million at December 31, 2005. Asbestos-related payments totaled $26 million in 2006, including $9 million under existing settlement agreements, compared to 2005 payments of $29 million, which included $13 million under existing settlement agreements. Cases filed against the Company declined to 4,800 in 2006 compared to 9,400 in 2005.

For 2006, restructuring charges totaled $15 million ($12 million, net of tax, or $0.07 per diluted share). In the fourth quarter of 2005, the Company recorded a restructuring charge of $10 million ($8 million, net of tax, or $0.05 per diluted share) and for the full year of 2005 restructuring charges totaled $13 million ($11 million, net of tax, or $0.07 per diluted share).

The Company recorded a gain on the sale of assets of $62 million ($51 million, net of tax, or $0.31 per diluted share) in the fourth quarter of 2006 primarily related to the sale of property in Europe. Under the terms of the agreement of sale, the Company received proceeds of $38 million in the fourth quarter and will receive the balance of approximately $38 million in 2008. In the fourth quarter of 2005, the Company recorded a loss on sale of assets of $4 million ($4 million, net of tax, or $0.02 per diluted share).

In the fourth quarter of 2005, the Company recorded a charge of $381 million ($375 million, net of tax, or $2.26 per diluted share) related to the early extinguishments of debt. For the full year 2005, the charge was $383 million ($376 million, net of tax, or $2.27 per diluted share).

The Company recorded a loss on the translation of foreign currency exposures in the fourth quarter of 2006 of $14 million ($14 million, net of tax, or $0.08 per diluted share) compared to a loss of $18 million in the fourth quarter of 2005 ($23 million, net of tax, or $0.14 per diluted share). For the year, the loss was $6 million ($6 million, net of tax, or $0.04 per diluted share) compared to a loss of $97 million ($87 million, net of tax, or $0.52 per diluted share) in the year 2005.

In the fourth quarter of 2006, the Company recorded an income tax benefit of $121 million ($0.73 per diluted share) related to the reversal of a previously established adjustment to accumulated comprehensive income arising from the Company’s U.S. minimum pension liability. As of December 31, 2006, the Company’s U.S. defined benefit pension plan was overfunded and as such, a minimum pension liability adjustment was no longer required. In the fourth quarter of 2005, the Company recorded a tax gain of $17 million ($0.10 per diluted share) related to the reversal of tax valuation allowances and the utilization of net operating loss carryforwards to offset income from discontinued operations.

During the fourth quarter of 2006, the Company sold its remaining North American plastics business. The business, which operated under the Risdon name, designs, manufactures and sells cosmetic packaging products. The business has five plants and approximately 800 employees. For the twelve months ended December 31, 2005, Risdon generated approximately $90 million in total revenues. Amounts related to the business have been reclassified to discontinued operations and in the fourth quarter the Company recorded a net loss on disposal of $10 million, or $0.06 per diluted share. In total for 2006, the sale of the Company’s remaining plastics businesses in North America and Europe resulted in the Company recording a net loss on disposal of $27 million, or $0.16 per diluted share. For the twelve months ended December 31, 2005, these businesses generated total revenues of approximately $233 million, negative segment income of $13 million and had approximately 1,600 employees.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Total net debt (total debt less cash) at December 31, 2006 was $3,134 million, 25 million higher than the December 31, 2005 level as common share repurchases of $135 million (approximately 7 million shares), foreign exchange translation on net debt of $99 million and a special contribution to the Company’s U.K. pension plan of $63 million offset free cash flow (net cash provided by operating activities less capital expenditures) and proceeds from asset sales. The U.K. pension plan contribution was related to the 2005 sale of the Company’s plastic closures business.

For the twelve months ended December 31, 2006, the table below reconciles net cash provided by operating activities to free cash flow from ongoing operations (a non-GAAP measure). Cash consumed by the Company’s remaining North American and European plastics businesses are included for the periods prior to their disposals in 2006.

Twelve months ended December 31,	2006
Net cash provided by operating activities	$355
Capital expenditures	(191)

Free cash flow	164
Special U.K. pension contribution	63
Cash consumed by disposed assets	38
Decreased accounts receivable securitization	7

Free cash flow from ongoing operations	$272

Commenting on cash flow, Alan W. Rutherford, Vice Chairman, Executive Vice President and Chief Financial Officer, stated “It is disappointing that we are somewhat short of our free cash flow target. The shortfall is primarily the result of not achieving our planned working capital reduction and consequently we closed the year with higher working capital than planned. However, it is also noteworthy that asset sales of $125 million in the quarter generated $87 million of cash, more than enough to cover the $63 million one-off contribution to our U.K. company pension fund with a further $38 million of cash to be received in 2008.”

Debt and cash amounts were:

	December 31,	September 30,	December 31,
	2006	2006	2005

Total debt	$3,541	$3,698	$3,403
Cash	407	289	294

	$3,134	$3,409	$3,109

Receivables securitization	$240	$320	$234

Full Year Results

For 2006, net sales rose to $6,982 million, up 4.6% over the $6,675 million in 2005. The increase primarily reflects higher sales unit volumes across most products lines and the pass-through of higher raw material costs.

Gross profit for the year was $892 million, or 12.8% of net sales, compared to $903 million, or 13.5% of net sales for 2005. The decrease reflects the impact of higher raw material costs partially offset by stronger sales unit volumes, increased operating efficiencies and productivity gains.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Segment income in 2006 increased 2.1% to $576 million over the $564 million in 2005. The increase reflects lower selling, general and administrative costs in 2006 compared to 2005. Segment income as a percentage of net sales was 8.2% in 2006 compared to 8.4% in 2005.

Interest expense was $286 million in 2006 compared to $361 million in 2005. The decrease reflects lower average interest rates in 2006 compared to 2005, the result of the Company’s 2005 refinancing.

For 2006, the Company reported net income from continuing operations of $342 million, or $2.01 per diluted share, compared to a net loss from continuing operations of $320 million, or $1.93 per diluted share in 2005.

In 2006, the Company recorded a net gain to net income from continuing operations of $139 million, or $0.82 per diluted share, reflecting a $53 million gain on sale of assets and a $121 million gain related to the reversal of the tax balance in comprehensive income partially offset by a $10 million charge for the asbestos provision, a $12 million charge related to restructuring projects, a $6 million charge related to the remeasurement of foreign currency exposures, $5 million to expense stock options and a $2 million impairment charge recorded in the Company’s plastic bottle joint venture. In 2005, the Company recorded a net charge of $442 million, or $2.66 per diluted share, for the loss on early extinguishments of debt, provisions for asbestos and restructuring, and the remeasurement of foreign currency exposures partially offset by gains on asset sales and tax adjustments.

Non-GAAP Measures

Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income, cash flow or total debt data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations, for planning and evaluating investment opportunities and of its ability to incur and service debt. The Company believes net debt is a useful measure of the Company’s debt levels. Segment income, free cash flow and net debt are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, respectively, and reconciliations to segment income, free cash flow and net debt can be found within this release.

Conference Call

The Company will hold a conference call tomorrow, February 1, 2007 at 9:30 a.m. (EST) to discuss this news release and other matters. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9457 or toll-free (888) 820-8951 and the access password is “packaging.” A live web cast of the call will be made available to the public on the Internet at the Company’s Web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 8. The telephone numbers for the replay are (203) 369-3190 or toll free (888) 568-0673 and the access passcode is 3275.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include the Company’s ability to improve sales, income and operations, maximize cash flow, generate cash through asset sales, reduce debt, repurchase shares (in light of, among other things, restrictions on repurchases under the Company credit agreements and indentures), control asbestos expenditures and manage working capital. Other important factors are discussed under the caption “Forward Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2005 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

*  *  *  end  *  *  *

For more information, contact:
Timothy J. Donahue, Senior Vice President — Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets and Cash Flows and Segment Information follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(in millions except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2006	2005	2006	2005

Net sales	$1,676	$1,575	$6,982	$6,675

Cost of products sold	1,415	1,324	5,863	5,535
Depreciation and amortization	57	58	227	237

Gross profit (1)	204	193	892	903

Selling and administrative expense	84	85	316	339
Provision for asbestos	10	10	10	10
Provision for restructuring	1	10	15	13
(Gain)/loss on sale of assets and provision for asset impairments	(62)	4	(64)	(18)
Loss from early extinguishments of debt		381		383
Interest expense	76	78	286	361
Interest income	(4)	(3)	(12)	(9)
Translation and foreign exchange adjustments	16	18	6	94

Income/(loss) before income taxes, minority interests and equity earnings	83	(390)	335	(270)
(Benefit)/provision (from)/for income taxes	(104)	(6)	(62)	11
Minority interests and equity earnings	(14)	(18)	(55)	(39)

Income/(loss) from continuing operations	173	(402)	342	(320)

Loss of discontinued operations
(Loss)/income from operations		(29)	(6)	2
Loss on disposal	(6)	(27)	(27)	(44)

Net income/(loss)	$167	($458)	$309	($362)

Basic earnings/(loss) per average common share:
Continuing operations	$1.07	($2.42)	$2.07	($1.93)
Discontinued operations	(0.04)	(0.34)	(0.20)	(0.25)

Net income/(loss)	$1.03	($2.76)	$1.87	($2.18)

Diluted earnings/(loss) per average common share:
Continuing operations	$1.04	($2.42)	$2.01	($1.93)
Discontinued operations	(0.04)	(0.34)	(0.19)	(0.25)

Net income/(loss)	$1.00	($2.76)	$1.82	($2.18)

Weighted average common shares outstanding:
Basic	162,286,149	166,228,274	165,527,147	165,903,236
Diluted	166,666,073	172,271,798	169,750,763	171,893,739
Actual common shares outstanding	162,711,471	166,712,081	162,711,471	166,712,081

Diluted earnings per share for three and twelve months ended December 31, 2005 were the same as basic because common shares contingently issuable upon the exercise of stock options were anti-dilutive.

(1)	A reconciliation from gross profit to segment income is found on the following page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income

The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from gross profit to segment income for the three and twelve months ended December 31, 2006 and 2005 follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2006	2005	2006	2005

Gross profit	$204	$193	$892	$903
Selling and administrative expense	84	85	316	339

Segment income	$120	$108	$576	$564

Segment Information

	Three Months Ended December 31,		Twelve Months Ended December 31,

Net Sales	2006	2005	2006	2005

Americas Beverage	$390	$403	$1,600	$1,674
North America Food	191	187	821	772
Europe Beverage	255	241	1,174	963
Europe Food	450	403	1,885	1,842
Europe Specialty Packaging	115	95	427	406

Total reportable segments	1,401	1,329	5,907	5,657
Non-reportable segments	275	246	1,075	1,018

Total net sales	$1,676	$1,575	$6,982	$6,675

Segment Income

Americas Beverage	$43	$49	$160	$197
North America Food	16	10	70	42
Europe Beverage	26	30	122	140
Europe Food	28	30	174	198
Europe Specialty Packaging	3	1	23	20

Total reportable segments	116	120	549	597
Non-reportable segments	30	28	119	121
Corporate and other non-allocated costs	(26)	(40)	(92)	(154)

Total segment income	$120	$108	$576	$564

Amounts for 2005 related to the Company’s plastic closures business have been reclassified to discontinued operations as a result of the 2005 sale of that business. Amounts related to the Company’s remaining North American and European plastics businesses have been reclassified to discontinued operations as a result of the 2006 sales of those businesses.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2006	2005

Assets
Current assets
Cash and cash equivalents	$407	$294
Receivables, net	689	686
Inventories	906	810
Prepaid expenses and other current assets	60	55

Total current assets	2,062	1,845

Goodwill	2,185	2,013
Property, plant and equipment, net	1,608	1,607
Other non-current assets	503	1,080

Total	$6,358	$6,545

Liabilities and shareholders’ deficit
Current liabilities
Short-term debt	$78	$72
Current maturities of long-term debt	43	139
Other current liabilities	1,835	1,732

Total current liabilities	1,956	1,943

Long-term debt, excluding current maturities	3,420	3,192
Other non-current liabilities and minority interests	1,527	1,646
Shareholders’ deficit	(545)	(236)

Total	$6,358	$6,545

Amounts as of December 31, 2005 include assets and liabilities related to the Company’s remaining North American and European plastics businesses that were sold in 2006.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Twelve months ended December 31,	2006	2005

Cash flows from operating activities
Net income/(loss)	$309	($362)
Depreciation and amortization	230	282
(Gain)/loss from sale of assets and provision for asset impairments	(64)	10
Income taxes	(133)	(38)
Other, net	13	(14)

Net cash provided by/(used for) operating activities	355	(122)

Cash flows from investing activities
Capital expenditures	(191)	(192)
Proceeds from sales of business and property, plant and equipment	88	667
Other, net	(8)	(11)

Net cash (used for)/provided by investing activities	(111)	464

Cash flows from financing activities
Net change in debt	8	(404)
Common share repurchases	(135)	(38)
Other, net	(31)	(55)

Net cash used for financing activities	(158)	(497)

Effect of exchange rate changes on cash and cash equivalents	27	(22)

Net change in cash and cash equivalents	113	(177)

Cash and cash equivalents at January 1	294	471

Cash and cash equivalents at December 31	$407	$294

Cash flows related to the Company’s plastic closures business and the Company’s remaining North American and European plastics businesses are included for the periods prior to the sale of those businesses.